Exhibit 10.29

The undersigned executive and BioProtection Systems Corporation (the “Company”) hereby acknowledge and agree that the description below is true and correct in all respects.

In 2006, Dr. Nicholas Vahanian borrowed $20,000.00 from the Company, at an interest rate of 5.01% per annum. On March 3, 2010 and May 11, 2010, the Company forgave a total of $8,000.00 of the principal amount of the loan plus $3,604.00 of interest accrued on the loan and paid Dr. Vahanian a cash bonus of $15,000.00, a portion of which was used to cover the resulting tax liability.  On October 31, 2010, Dr. Vahanian repaid the remainder of the loan with a $12,303.07 payment, of which $12,000.00 was applied to the principal and $303.07 was applied to the interest.

EXECUTIVE		BIOPROTECTION SYSTEMS CORPORATION

/s/ Nicholas Vahanian		/s/ Gordon Link
Nicholas Vahanian		Print Name:
Title:
Date:	11/23/10	Date: